SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [   ]

Check the appropriate box:

[X]   Preliminary Proxy Statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[ ]   Definitive Proxy Statement
[ ]   Definitive additional materials.
[ ]   Soliciting material pursuant to Rule 14a-11 (c) or Rule 14a-12.


-------------------------------------------------------------------------------

                          VISHAY INTERTECHNOLOGY, INC.
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

                          VISHAY INTERTECHNOLOGY, INC.
                               63 Lincoln Highway
                           Malvern, Pennsylvania 19355


                                  July __, 2001


To the Stockholders of Vishay Intertechnology:

            The written consent of the holders of Vishay Intertechnology, Inc.'s common stock, par value $0.10 per share, and class B convertible common stock, par value $0.10 per share of record at the close of business on August 1, 2001 is requested in regard to an amendment to Vishay Intertechnology, Inc.'s Amended and Restated Certificate of Incorporation to increase the Company's authorized capital, as described in the accompanying Consent Solicitation Statement. It is requested that your written consent, using the accompanying Consent Card, be delivered to Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355 on or before
[                          ].  An addressed return envelope is enclosed for
this purpose, which requires no postage if mailed in the United States.

                                  By Order of the Board of Directors,


                                  Felix Zandman
                                  Chairman of the Board and Chief Executive
                                  Officer

                          VISHAY INTERTECHNOLOGY, INC.
                               63 Lincoln Highway
                           Malvern, Pennsylvania 19355




                         CONSENT SOLICITATION STATEMENT
                                       FOR
                      THE SOLICITATION OF WRITTEN CONSENTS
                     TO THE ADOPTION OF AN AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      This Consent Solicitation Statement is furnished to the stockholders of Vishay Intertechnology, Inc., a Delaware corporation, by the Board of Directors in connection with the solicitation by the Company of the written consents of the stockholders to the adoption of an amendment to the Amended and Restated Certificate of Incorporation of the Company.

      The purpose of the amendment is to increase the number of shares of common stock, par value $0.10, which the Company has authority to issue by 150,000,000 from 150,000,000 to 300,000,000, and the number of shares of class B convertible common stock, par value $0.10 per share, by 20,000,000 from 20,000,000 to 40,000,000 and, consequently, to increase the total number of shares of all classes of stock which the Company shall have authority to issue by 170,000,000 from 171,000,000 to 341,000,000. The text of the amendment is set forth below under the heading "The Amendment."

      We are distributing this Consent Solicitation Statement and the
accompanying consent card commencing on or about      , 2001, to the holders
of record of the Company's common stock as of the close of business on August 1, 2001. This date is referred to as the "record date." The amendment must be approved by the holders of the majority of the voting power of the Company's common stock and class B convertible common stock, par value $0.10, voting as a single class. Each share of common stock is entitled to one vote, and each shares of class B stock is entitled to ten votes. Felix
Zandman, the Company's chairman and chief executive officer, and Luella B. Slaner, a director of the company, who collectively own or control common stock and class B stock with approximately 54.1% of the Company's total voting power, have indicated that they intend to consent to the amendment. Accordingly, the amendment will be adopted regardless of whether or not any other stockholder executes a consent in favor of the amendment.

      The principal executive offices of the Company are located at 63 Lincoln Highway, Malvern, Pennsylvania 19355, and the telephone number of the Company is (610) 644-1300.


                            Reasons for the Amendment

      Vishay now has 150,000,000 authorized shares of common stock, none of which are available for future issuance. After allowing for the 122,429,597 outstanding shares of common stock, the remaining authorized shares are insufficient for the issuance of all shares on conversion of the Company's class B stock and convertible debt securities and upon exercise of all outstanding options by approximately 2,794,000 shares. The Company is required to increase the number of authorized shares to accommodate the conversion or exercise of all currently outstanding convertible securities and options.

      We are also proposing to increase the authorized number of shares of common stock to give the company the necessary flexibility to issue common stock when and as the Company's board of directors determines that it is in the interests of the Company to do so. These circumstances are likely to include:

      o future acquisitions in which the Company's shares are exchanged for those of a target company;

      o future offerings by the Company in the financial markets of common stock or securities convertible into or exchangeable for common stock;

      o     future stock splits and stock dividends;

      o     future option grants to employees; and

      o assumption of options issued by a target company in a future acquisition.

      In addition to an increase in the number of authorized common shares, we are proposing to increase the authorized number of shares of class B stock. The purpose of the increase is to have a sufficient number of shares available for future stock splits and stock dividends. Under the Company's charter, the Company may not issue shares of common stock in a stock split or stock dividend unless a stock split or dividend is declared on the class B stock in the same ratio.

      Authorized and Outstanding Capital Stock

      As of July 19, 2001, there were 150,000,000 shares of common stock authorized of which 122,429,597 were issued and outstanding after deducting 274,173 shares in treasury. As of July 19, 2001, there were 20,000,000 shares of class B stock of which 15,506,634 shares were issued and outstanding after deducting 279,453 shares in treasury. The Company also has 1,000,000 authorized shares of preferred stock, none of which are outstanding.

      In addition, to the outstanding shares,

      o 15,506,634 shares of common stock are issuable upon conversion of the class B stock;

      o 9,717,724 shares of common stock are issuable upon conversion of the Company's LYONs (see below); and

      o 1,390,781 shares of common stock are issuable pursuant to options granted under the Company's 1997 stock option plan and 3,748,672 shares of common stock are issuable pursuant to options granted under the Company's 1998 stock option plan.

No options for additional shares of common stock may be issued under the 1997 plan, and options for a total of 760,000 additional shares of common stock may be issued under the 1998 plan.

      The Company effected a three-for-two stock split by means of a stock dividend on June 9, 2000 and a five-for-four stock split by means of a stock dividend on June 22, 1999. The Company also paid a 5% stock dividend on June 11, 1998.

      In May 2000, the Company issued 8,392,500 shares of common stock in an underwritten public offering at a price of $49.00 per share (adjusted to reflect the June 2000 stock split). The Company has filed a shelf registration statement for the issuance of up to $1 billion of equity and debt securities. This registration statement has not been declared effective by the Securities and Exchange Commission.

The Class B Stock

      Pursuant to Section 2(E) of the Company's Certificate of Incorporation, shares of class B stock are convertible into shares of common stock on a one-for-one basis at any time at the election of the holder. The class B stock is not transferable except to a holder's spouse, certain of a holder's relatives, certain trusts established for the benefit of a holder, a holder's spouse or relatives, corporations and partnerships beneficially owned and controlled by such holder, such holder's spouse or relatives, charitable organizations and such holder's estate. Upon any transfer made in violation of those restrictions, shares of class B stock will be automatically converted into shares of common stock on a one-for-one basis.

      Except in connection with stock splits and stock dividends, the Company may not issue additional shares of class B stock unless authorized by a vote of the holders of the common stock and of the class B stock, each voting separately as a class.

      You are urged to read the Company's Certificate of Incorporation for a complete description of the terms of the class B stock. A copy of the Company's Certificate of Incorporation is incorporated as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000. This document may be obtained in the manner described in "Available Information" below.

The LYONs

      On June 4, 2001, the Company completed the private offering of a series of zero-coupon convertible subordinated notes due 2021, known as Liquid Yield Option(TM) Notes (LYONs). The LYONs have a yield to maturity of 3.0% (computed on a semi-annual bond-equivalent basis),

--------------------
(TM)Trademark of Merrill Lynch & Co., Inc.

and the Company is required to pay contingent cash interest to the holders of LYONs under certain circumstances. The LYONs were issued at an issue price of $551.26 per LYON (55.126% of the principal amount at maturity). The gross proceeds from the offering were approximately $303.2 million. The net proceeds from the offering were approximately $294.1 million. The principal amount of the LYONs at maturity is $550 million.

      The LYONs are convertible into common stock at a rate of 17.6686 shares of common stock per $1,000 principal amount at maturity of the LYONs. Accordingly, the LYONs will be convertible into approximately 9.7 million shares of common stock. The conversion ratio is subject to adjustment in certain circumstances. Holders may convert each of their LYONs into shares of Common Stock at any time on or before the maturity date. The LYONs are not convertible into class B stock.

      The Company has agreed, for the benefit of holders of the LYONs, to file with the SEC within 90 days after the date of the original issue of the LYONs, a shelf registration statement covering resales of the LYONs and the shares of common stock issuable upon conversion of the LYONs. The Company has agreed to use its reasonable efforts to cause the registration statement to become effective within 180 days after the date of the original issue of the LYONs and to keep the registration statement of such shelf registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of all the LYONs and the shares of common stock issuable upon conversion of the LYONs and (2) the expiration of the holding period applicable to such securities held by non-affiliates of the Company under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions.

      At the time of the issuance of the LYONs, the Siliconix exchange offer
referred to below was pending.   After reserving for the shares issuable  in
the exchange offer, there was not a sufficient number of authorized but unissued shares of common stock to accommodate the conversion of the LYONs and of all outstanding shares of class B stock. Therefore, certain officers and directors of the Company owning an aggregate of 11,886,200 shares of class B stock agreed that, until such time as the Company's Certificate of Incorporation is amended to authorize sufficient additional common stock, they would not exercise their right to convert such class B stock into common stock, or effect any transfer of their class B stock or take any other action that would cause the automatic conversion of their class B stock into common stock. Certain executive officers also agreed at the time not to exercise outstanding options held by them to acquire common stock, except to the extent authorized common stock is available for such exercise after providing for any potential conversion of the LYONs and potential exchange of Siliconix common stock.

        The Siliconix Offer, General Semiconductor and Other Possible
Transactions

      On May 25, 2001, the Company commenced an offer to exchange 1.5 shares of its common stock for each share of common stock of Siliconix not already owned by the Company. This exchange offer expired at 5:00 PM on July 5, 2001. The exchange offer was conditioned on the tender of a majority of the shares of Siliconix not already owned by the Company. Because only approximately 40% of the publicly held shares of Siliconix common stock were tendered pursuant to the offer, the offer terminated in accordance with its terms on July 5, 2001.

The Company could renew its offer for the publicly held shares of Siliconix, on the same or on different terms, at some future time, although we have no present intention of doing so.

      On April 2, 2001, the Company announced a proposal to acquire General Semiconductor, Inc., a publicly held company whose shares are listed on the New York Stock Exchange. Under the proposal, the Company would exchange one share of the Company's common stock for every two outstanding shares of General Semiconductor. The Company made its proposal to General Semiconductor through a letter which was sent by the Company to General Semiconductor's president and chief executive officer, Ronald A. Ostertag. General Semiconductor has rejected publicly the Company's proposal, although from time to time there have been contacts between representatives of the Company and General Semiconductor concerning the proposal.

      We do not know when, if at all, a transaction with General
Semiconductor might occur or, if a transaction does occur, whether the terms of the transaction will be the same as or different from the Company's proposal.

      The Company also looks at other acquisition opportunities in the ordinary course from time to time. We believe that it is advisable and in the best interest of the Company to have authorized stock available for acquisitions in which the consideration to target stockholders is payable wholly or partially in shares of the Company's common stock. Other than the proposal made to General Semiconductor, there is no transaction under consideration at the present time which would call for the issuance of shares by the Company.

      We also believe that it is in the Company's best interest to have available authorized shares for issuance in the public or private markets if opportunities occur for the sale of shares or securities convertible into shares on financially attractive terms. Often the window of opportunity for the issuance of securities on favorable terms is narrow. By having available sufficient amounts of authorized equity capital, the Company will be positioned to take advantage of these market opportunities when they arise. The Company has no current plans for the issuance of additional securities in the capital markets.

      The rules of the New York Stock Exchange on which the shares of the Company's common stock are listed require stockholder approval for the issuance of shares in certain circumstances, notwithstanding that such shares are authorized for issuance by the Company's charter documents. We will seek separate stockholder approval for issuance of shares in those circumstances.

      Miscellaneous

      Subject to applicable laws and regulations, the Company does not intend to solicit further consents from the holders of common stock for the issuance of the common stock authorized by the amendment.

      No holder of shares of common stock is entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of any stock of any class, series or kind whatsoever, or to subscribe for or purchase securities convertible into stock of any class, series or kind whatsoever.


                                  The Amendment

      The first section of Article FOURTH of the Certificate of Incorporation reads as follows before giving effect to the Amendment:

                  FOURTH:  Section 1.     Classes and Number of Shares.  The
            total number of shares of all classes of stock which the Corporation shall have authority to issue is 171,000,000 shares. The classes and aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

                  (i) 150,000,000 shares of Common Stock, $0.10 par value per share (hereinafter the "Common Stock");

                  (ii) 20,000,000 shares of Class B Convertible Common Stock, $0.10 par value per share (hereinafter the "Class B Convertible Stock"); and

                  (iii) 1,000,000 shares of Preferred Stock, $1.00 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock").

      Pursuant to the Amendment, the first section of Article FOURTH of the Certificate of Incorporation would be deleted and replaced by the following:

                  FOURTH:     Section 1.  Classes and Number of Shares.  The
            total number of shares of all classes of stock which the Corporation shall have authority to issue is 341,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

                  (i) 300,000,000 shares of Common Stock, $0.10 par value per share (hereinafter the "Common Stock");

                  (ii) 40,000,000 shares of Class B Convertible Common Stock, $0.10 par value per share (hereinafter the "Class B Stock"); and


                  (iii) 1,000,000 shares of Preferred Stock, $1.00 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock").

      The Board of Directors has adopted resolutions that set forth the amendment, declare the advisability of the amendment, and submit the amendment to the stockholders for approval. The Board recommends approval of the amendment by the stockholders.

                              The Consent Procedure

General

      The amendment is submitted for stockholder approval by written consent. No meeting of the stockholders will be held to vote on this matter. Only stockholders of record as of August 1, 2001 are entitled to consent, to withhold their consent, or to revoke their consent, to the Amendment. Holders of common stock are entitled to one vote for each outstanding share of common stock held by them at the record date. As of the record date there were 122,429,597 issued and outstanding shares of common stock and 15,506,634 issued and outstanding shares of class B stock.

      Consents, once dated, signed, and delivered to the Company, will remain effective unless and until revoked by written notice of revocation dated, signed, and delivered to the Company at the address set forth below on or before the time that the Company has received written consents from holders of a majority of the votes of outstanding voting stock of the Company.

      The amendment will be approved at such time as the Company holds unrevoked written consents of stockholders approving the amendment representing a majority of votes of the outstanding voting stock of the Company at the record date. Consequently, abstentions and broker non-votes would have the effect of a vote against approval of the amendment.

      Stockholders owning or controlling a majority of the outstanding class B stock as of the record date have indicated their intent to deliver to the Company their written consents approving the amendment. Those stockholders hold sufficient shares of class B stock to assure the approval of the amendment regardless of whether consents are received from any other stockholder.

      Stockholders are requested to indicate approval of the amendment by signing and dating the consent card, checking the box on the consent card which corresponds to the approval of the amendment, and delivering the consent card to the Company at the address set forth below. Withholding of consent to the amendment, or abstention with respect to the approval of the amendment, may be indicated by signing and dating the consent card, checking the box which corresponds to withholding of consent to the amendment or abstention with respect to the approval of the amendment, respectively, and delivering the consent card to the Company at the address set forth below.

      A consent card which has been signed, dated and delivered to the Company without any of the boxes for approval, withholding of consent, or abstention checked will constitute a consent to the amendment.

      Consent cards may be delivered to the Company at the following address:


                          VISHAY INTERTECHNOLOGY, INC.
                               63 Lincoln Highway
                           Malvern, Pennsylvania 19355
                              Attention: Secretary

      Consent cards should be delivered to the Company as soon as possible. An addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States. Consent cards and revocations of consents will be deemed to have been received by the Company upon actual delivery at the above address.

      Absence of Appraisal Rights

      Stockholders who abstain from consenting with respect to the Amendment, or who withhold consent to the amendment, do not have the right to an appraisal of their shares of common stock or any similar dissenters' rights under applicable law.

      Expense of Consent Solicitation

      The Company will bear the entire cost of the solicitation of stockholder approval of the amendment, including the preparation, assembly, printing and mailing of this consent statement and any additional material furnished to stockholders. In addition, the Company may reimburse certain persons for their costs of forwarding the solicitation material to stockholders. The Company does not anticipate that it will be necessary to supplement its solicitation of consents by mail with telephone, telegram or personal solicitation of consents by directors, officers or employees of the Company. However, if such persons are called upon to solicit consents on behalf of the Company, no additional compensation will be paid for any of such services.

                            Additional Information

      The Company files reports and other information with the Securities and Exchange Commission. Copies of these documents may be obtained at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. Stockholders may also request a copy of the Company's financial reports filed with the SEC by contacting the Company's Secretary at 63 Lincoln Highway, Malvern, Pennsylvania 19355, telephone number (610) 644-1300.

                                    By Order of the Board of Directors


                                    Felix Zandman
                                    Chairman of the Board and Chief Executive
                                    Officer




_______, 2001
Malvern, Pennsylvania

                                    IMPORTANT
                         PLEASE COMPLETE, SIGN AND DATE
                          YOUR WRITTEN CONSENT PROMPTLY
                     AND RETURN IT IN THE ENCLOSED ENVELOPE


                         WRITTEN CONSENT OF STOCKHOLDERS
                          VISHAY INTERTECHNOLOGY, INC.

      THIS CONSENT IS SOLICITED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF THIS CONSENT IS SIGNED, DATED, AND DELIVERED TO VISHAY INTERTECHNOLOGY, INC. WITH NO DESIGNATION BY THE UNDERSIGNED ON THE REVERSE SIDE, THIS CONSENT WILL CONSTITUTE THE STOCKHOLDER'S CONSENT TO AND APPROVAL OF THE AMENDMENT.

PLEASE SIGN NAMES EXACTLY AS PRINTED HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, AND ATTORNEYS SHOULD GIVE FULL TITLE AS SUCH. WHEN SHARES ARE HELD JOINTLY, ALL SHOULD SIGN. IF THE SIGNER IS A CORPORATION, SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF THE SIGNER IS A PARTNERSHIP, SIGN IN THE NAME OF THE PARTNERSHIP BY AN AUTHORIZED PERSON. IF SHARES ARE HELD IN MORE THAN ONE CAPACITY, THIS CONSENT SHALL BE DEEMED VALID FOR ALL SHARES HELD IN ALL CAPACITIES.

           ----------                              ----------
           SEE REVERSE                            SEE REVERSE
              SIDE                                    SIDE
           ----------                              ----------

                  (TO BE SIGNED AND DATED ON THE REVERSE SIDE)

[X]   PLEASE MARK AS IN THIS SAMPLE.


Amendment to the first section of ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation of Vishay Intertechnology, Inc. as set forth under the heading "The Amendment" in the Consent Solicitation Statement dated July __, 2001.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

[  ]  FOR               [  ]  WITHHOLD                [  ]  ABSTAIN



                         (Please sign and date below)


                                          Dated:_________________, 2001


                                          ________________________
                                          Signature of Stockholder(s)


                                          ________________________
                                          Signature of Stockholder(s)

                              If signing as attorney, executor,
                              administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.